Exhibit 99.1

NEWS RELEASE – November 21, 2006

For more information:

Ken Golden

Director, Strategic Public Relations

309-765-5678

DEERE REPORTS HIGHER FOURTH-QUARTER RESULTS; NET INCOME REACHES $277 MILLION

•      Quarterly net income rises 19%; earnings per share up 25%.

•      Full-year earnings reach record level.

•      Asset-management efforts show further progress, contributing to strong performance.

MOLINE, Illinois (November 21, 2006) — Deere & Company today announced worldwide net income of $277.3 million, or $1.20 per share, for the fourth quarter ended October 31, compared with $232.8 million, or $0.96 per share, for the same period last year. Income from continuing operations, which excludes the company’s discontinued health-care business, was $276.7 million, or $1.20 per share, for the quarter, versus $220.7 million, or $0.91 per share, last year.

For the full year, net income was $1.694 billion, or $7.18 per share, compared with $1.447 billion, or $5.87 per share, a year ago. Full-year income from continuing operations was $1.453 billion, or $6.16 per share, compared with $1.414 billion, or $5.74 per share, last year.

 Worldwide net sales and revenues increased 3 percent for the quarter, to $5.118 billion, and increased 5 percent for the year, to $22.148 billion. Net sales of the equipment operations were $4.486 billion for the quarter and $19.884 billion for the year, compared with $4.486 billion and $19.401 billion for the respective periods of 2005.

“Our strong results for the final quarter of 2006, and for the full year, provide mounting evidence of our success in building a fundamentally more agile and profitable business, while introducing advanced new products and services to a growing global customer base,” said Robert W. Lane, chairman and chief executive officer. “We are particularly encouraged that the company achieved record net income for the year and strong cash flow in the face of market conditions that have been relatively weak in many parts of the world.”

Summary of Operations

Net sales of the worldwide equipment operations were essentially unchanged for the quarter and 2 percent higher for the full year. Included were positive effects for currency translation and price changes of 4 percent for the quarter and 3 percent for the year. Equipment sales in the U.S. and Canada were 6 percent lower for the quarter and 3 percent higher for the year. Net sales outside the U.S. and Canada increased by 14 percent for the quarter and 2 percent for the year, including a positive currency-translation effect of 2 percent for the quarter and a negative effect of 1 percent for the year.

Deere’s equipment divisions reported operating profit of $276 million for the quarter and $1.905 billion for the year, compared with $224 million and $1.842 billion for the same periods last year. Higher operating profit for the quarter was primarily the result of improved price realization and lower warranty expenses, partially offset by higher selling and administrative expenses, increased raw-material costs, and the impact of lower shipping and manufacturing volumes. Operating profit for the year was higher due to improved price realization and lower retirement-benefit costs. Partially offsetting these factors were increased raw-material costs, higher selling and administrative expenses, the impact of lower shipping volumes, and increased spending for research and development.

Deere’s ongoing emphasis on rigorous asset management is continuing to yield positive results. Trade receivables and inventories at the end of the quarter were $4.995 billion, or 25 percent of previous 12-month sales, compared with $5.253 billion, or 27 percent of sales, a year ago. With the company’s fourth-quarter performance, trade receivables and inventories in relation to sales have now declined for 26 consecutive quarters as compared with the same quarter of the prior year.

Financial services reported net income of $87.5 million for the quarter and $584.3 million for the year versus $92.1 million and $345.0 million last year. Income from continuing operations was $86.9 million for the quarter and $343.7 million for the year, versus $80.0 million and $312.2 million a year earlier. For both periods, income from continuing operations benefited from growth in the portfolio, partially offset by a higher provision for credit losses. Narrower financing spreads had a negative effect on income from continuing operations in fiscal 2006.

Income from discontinued operations was $0.6 million for the quarter and $240.6 million for the year versus $12.1 million and $32.8 million last year. Income from discontinued operations in 2006 relates primarily to this year’s gain on sale of the company’s health-care operations.

Company Earnings Outlook

Deere’s equipment sales are projected to be roughly flat for the full year and to increase approximately 5 percent for the first quarter of 2007. Consistent with ongoing asset-management initiatives, production levels are expected to be down about 4 percent for both the year and first quarter. Construction and forestry production in the U.S. and Canada is expected to be down about 16 percent in the quarter. Based on the above, net income is forecast to be around $1.325 billion for the year and in a range of $150 million to $175 million for the first quarter.

Company Summary

In addition to delivering record earnings in 2006, Deere also funded an aggressive global growth plan, returned $1.6 billion to investors through share repurchases and dividends, and achieved a further reduction in trade receivables and inventories. According to Lane, the company is now more agile and better able to rapidly adjust equipment production in response to higher demand whenever it occurs.  “Our focus on rigorous asset management is receiving strong support from major investments at key manufacturing locations, such as the redevelopment of our Waterloo tractor operations,” Lane stated. “We are more willing, and increasingly confident of our ability, to boost production as demand grows as a result of, among other catalysts, the exciting prospects for global agriculture. In that way, we can continue winning new customers with exceptional products and services, while producing financial results that will be rewarding to investors.”

* * *

Equipment Division Performance

Agricultural.  Division sales decreased 1 percent for the quarter and 3 percent for the full year. Sales for the quarter and for the year were down as a result of lower shipments, partially offset by improved price realization. Operating profit was $143 million for the quarter and $882 million for the year, compared with $57 million and $970 million for the periods last year. Quarterly profit was higher primarily as a result of improved price realization, lower warranty costs, and lower retirement-benefit costs. These factors were partially offset by higher selling and administrative expenses and the negative effect of lower shipments and production volumes. Operating profit for the year was down mainly due to the impact of lower shipments and production volumes and higher selling and administrative expenses, partially offset by improved price realization and lower retirement-benefit costs. The increased selling and administrative expenses for both periods were attributable in large part to the company’s growth initiatives.

Commercial & Consumer.  Sales declined 1 percent for the quarter due to lower equipment sales but were up 8 percent for the year, primarily due to higher sales in the landscapes operations. The division had an operating loss of $3 million for the quarter and operating profit of $221 million for the year, compared with an operating loss of $10 million and operating profit of $183 million for the same periods of 2005. The quarter’s improvement was mainly due to improved price realization, partially offset by margin lost as a result of lower shipments. For the year, operating profit moved higher primarily due to the improved profitability of the landscapes operations and lower retirement-benefit costs.

Construction & Forestry.  Sales rose 3 percent for the quarter and 10 percent for the year. Operating profit was $136 million for the quarter and $802 million for the year, compared with $177 million and $689 million last year. Quarterly operating profit decreased mainly due to higher raw-material costs and expenses to close a facility in Canada, partially offset by improved price realization. The full-year operating profit improvement was primarily due to improved price realization, margin on increased shipments, and efficiencies from stronger production volumes. Partially offsetting these factors were higher material costs and the Canadian plant-closure expenses.

Market Conditions & Outlook

Agricultural.  Worldwide farm-economic conditions remain quite promising. Demand for crops is benefiting from a global population that is gaining in both size and affluence, and from a sharp rise in the use of renewable fuels in the U.S. and other parts of the world. Prices for key farm commodities have surged in recent weeks and worldwide carryover stocks for wheat and corn are at 30-year lows in relation to consumption. Nevertheless, fiscal 2007 sales in the U.S. and Canada are expected to get off to a slow start as a result of higher-than-desired used-equipment inventories and customer uncertainty regarding the direction of U.S. farm legislation. In addition, farmers’ concerns over the sustainability of the recent commodity-price rally, and with respect to input costs, are expected to weigh on 2007 sales. Based on these factors, Deere projects that industry retail sales in the U.S. and Canada will be roughly flat for the year.

In Western Europe, industry retail sales are forecast to be flat to down slightly for the year due to the effect of a higher value-added tax in Germany and further farm consolidation. Following the sharp downturn of the last two years, industry sales in South America are expected to be down about 10 percent for 2007. The forecast reduction is primarily related to uncertainty over government-sponsored financing programs in Brazil. Sales in Australia are expected to be down by nearly 25 percent for the year, due in large part to the effect of serious drought on the nation’s wheat crop.

Based on these factors and market conditions, worldwide sales of John Deere agricultural equipment are forecast to increase by about 4 percent for full-year 2007.  First-quarter sales are expected to rise by about 10 percent, being driven by new products in Europe and by a late-calendar year 2006 sales pickup in Germany, expected in advance of the value-added tax hike on January 1. Farm machinery production in the U.S. and Canada is expected to be down approximately 8 percent for the first quarter in comparison with the same period a year ago.

Commercial & Consumer. John Deere commercial and consumer sales are forecast to be up about 4 percent for the year. Growth in the landscapes operations and the successful introduction of new products are expected to more than offset the impact of a softer market for residential housing.

Construction & Forestry.  Markets for construction and forestry equipment are expected to see a slowdown in 2007. While nonresidential spending is forecast for further improvement, residential-housing construction is expected to be lower. In this environment, Deere’s worldwide sales of construction and forestry equipment are forecast to decrease by about 5 percent for fiscal 2007.

Credit.  Full-year 2007 net income for Deere’s credit operations is forecast to be approximately $345 million. The expected improvement is being driven by growth in the credit portfolio, largely offset by higher selling and administrative expenses in support of division growth initiatives.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $73.8 million for the quarter and $291.2 million for the year, compared with $68.8 million and $274.7 million for the respective periods last year. Results for both periods benefited from growth in the portfolio, partially offset by narrower financing spreads and a higher provision for credit losses.

Net receivables and leases financed by JDCC were $17.576 billion at October 31, 2006, compared with $15.906 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $18.529 billion at October 31, 2006, compared with $17.625 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Earnings Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment, the many interrelated factors that affect farmers’ confidence.  These factors include worldwide demand for agricultural products, world grain stocks, weather and soil conditions, harvest yields, prices for commodities and livestock, crop production expenses (most notably fuel and fertilizer costs), availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs (including those that may result from the difficult farm income conditions in Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices (including bovine spongiform encephalopathy, commonly known as “mad cow” disease, and avian flu), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).  The success of the fall harvest and the prices realized by farmers for their crops especially affect retail sales of agricultural equipment in the winter.

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions in these markets, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political and social stability of the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; the availability and prices of strategically sourced materials, components and whole goods; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rate levels and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of terrorism and the response thereto; and legislation affecting the sectors in which the Company operates.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are changes in Company declared dividends, acquisitions and divestitures of businesses, common stock issuances and repurchases, and the issuance and retirement of Company debt.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K and other filings with the U.S. Securities and Exchange Commission.

(End)

Fourth Quarter and 2006 Press Release

(millions of dollars)

	Three Months Ended October 31			Twelve Months Ended October 31
	2006	2005	% Change	2006	2005	% Change
Net sales and revenues:
Agricultural equipment net sales	$2,370	$2,396	-1	$10,232	$10,567	-3
Commercial and consumer equipment net sales	758	766	-1	3,877	3,605	+8
Construction and forestry net sales	1,358	1,324	+3	5,775	5,229	+10
Total net sales *	4,486	4,486		19,884	19,401	+2
Credit revenues	502	400	+26	1,819	1,450	+25
Other revenues *	130	106	+23	445	340	+31
Total net sales and revenues *	$5,118	$4,992	+3	$22,148	$21,191	+5

Operating profit (loss): **
Agricultural equipment	$143	$57	+151	$882	$970	-9
Commercial and consumer equipment	(3)	(10)	-70	221	183	+21
Construction and forestry	136	177	-23	802	689	+16
Credit	131	128	+2	520	491	+6
Other *	(2)			1
Total operating profit *	405	352	+15	2,426	2,333	+4
Interest, corporate expenses and income taxes	(129)	(131)	-2	(973)	(919)	+6
Income from continuing operations	276	221	+25	1,453	1,414	+3
Income from discontinued operations	1	12	-92	241	33	+630
Net income	$277	$233	+19	$1,694	$1,447	+17

*	Includes equipment operations outside the U.S. and Canada as follows:
	Net sales	$1,530	$1,344	+14	$6,033	$5,890	+2
	Operating profit	$71	$18	+294	$460	$544	-15
	The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

Other revenues and operating profit in the prior periods as presented above decreased $185 million and $14 million, respectively, in the fourth quarter and $740 million and $41 million, respectively, for the year from the amounts reported in 2005 due to a reclassification of the health care operations included in “Other” last year to discontinued operations this year.

**

Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains or losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended October 31, 2006 and 2005
(In millions of dollars and shares except per share amounts)

	2006	2005
Net Sales and Revenues
Net sales	$4,486.3	$4,485.6
Finance and interest income	494.0	399.4
Other income	137.2	107.0
Total	5,117.5	4,992.0

Costs and Expenses
Cost of sales	3,524.2	3,599.9
Research and development expenses	201.1	192.3
Selling, administrative and general expenses	619.2	560.0
Interest expense	275.4	217.3
Other operating expenses	130.1	106.4
Total	4,750.0	4,675.9

Income of Consolidated Group
Before Income Taxes	367.5	316.1
Provision for income taxes	108.0	94.5
Income of Consolidated Group	259.5	221.6

Equity in Income (Loss) of Unconsolidated Affiliates
Credit		.2
Other	17.2	(1.1)
Total	17.2	(.9)

Income from Continuing Operations	276.7	220.7
Income from Discontinued Operations	.6	12.1
Net Income	$277.3	$232.8

Per Share Data
Basic:
Continuing operations	$1.21	$.92
Discontinued operations		.05
Net income	$1.21	$.97

Diluted:
Continuing operations	$1.20	$.91
Discontinued operations		.05
Net income	$1.20	$.96

Average Shares Outstanding:
Basic	228.9	239.0
Diluted	231.0	241.4

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Years Ended October 31, 2006 and 2005
(In millions of dollars and shares except per share amounts)

	2006	2005
Net Sales and Revenues
Net sales	$19,884.0	$19,401.4
Finance and interest income	1,776.8	1,439.5
Other income	487.0	349.9
Total	22,147.8	21,190.8

Costs and Expenses
Cost of sales	15,362.0	15,179.3
Research and development expenses	725.8	677.3
Selling, administrative and general expenses	2,323.9	2,086.1
Interest expense	1,017.5	761.0
Other operating expenses	544.8	380.6
Total	19,974.0	19,084.3

Income of Consolidated Group
Before Income Taxes	2,173.8	2,106.5
Provision for income taxes	741.6	698.6
Income of Consolidated Group	1,432.2	1,407.9

Equity in Income of Unconsolidated Affiliates
Credit	.3	.6
Other	20.7	5.5
Total	21.0	6.1

Income from Continuing Operations	1,453.2	1,414.0
Income from Discontinued Operations	240.6	32.8
Net Income	$1,693.8	$1,446.8

Per Share Data
Basic:
Continuing operations	$6.23	$5.81
Discontinued operations	1.03	.14
Net income	$7.26	$5.95

Diluted:
Continuing operations	$6.16	$5.74
Discontinued operations	1.02	.13
Net income	$7.18	$5.87

Average Shares Outstanding:
Basic	233.4	243.3
Diluted	235.8	246.4

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET

As of October 31, 2006 and 2005

(In millions of dollars)

	2006	2005
Assets
Cash and cash equivalents	$1,687.5	$2,258.2
Marketable securities	1,816.7	2,169.1
Receivables from unconsolidated affiliates	22.2	18.4
Trade accounts and notes receivable - net	3,037.7	3,117.8
Financing receivables - net	14,004.0	12,869.4
Restricted financing receivables – net	2,370.8	1,457.9
Other receivables	448.2	523.0
Equipment on operating leases - net	1,493.9	1,335.6
Inventories	1,957.3	2,134.9
Property and equipment - net	2,763.6	2,343.3
Investments in unconsolidated affiliates	124.0	106.7
Goodwill	1,110.0	1,088.5
Other intangible assets - net	56.4	18.3
Prepaid pension costs	2,642.4	2,662.7
Other assets	465.6	419.8
Deferred income taxes	582.2	628.1
Deferred charges	137.9	133.8
Assets of discontinued operations		351.3
Total Assets	$34,720.4	$33,636.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,121.2	$6,883.8
Payables to unconsolidated affiliates	31.0	140.8
Accounts payable and accrued expenses	4,482.8	4,320.9
Accrued taxes	152.5	214.3
Deferred income taxes	64.9	62.7
Long-term borrowings	11,584.0	11,738.8
Retirement benefit accruals and other liabilities	2,792.8	3,232.3
Liabilities of discontinued operations		191.7
Total liabilities	27,229.2	26,785.3
Stockholders’ equity	7,491.2	6,851.5
Total Liabilities and Stockholders’ Equity	$34,720.4	$33,636.8

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Years Ended October 31, 2006 and 2005
(In millions of dollars)

	2006	2005
Cash Flows from Operating Activities
Net income	$1,693.8	$1,446.8
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	65.9	26.1
Provision for depreciation and amortization	685.1	636.5
Gain on the sale of a business	(356.0)
Undistributed earnings of unconsolidated affiliates	(18.5)	(4.1)
Provision (credit) for deferred income taxes	15.8	(49.3)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	(703.9)	(468.6)
Inventories	(78.0)	(324.1)
Accounts payable and accrued expenses	155.3	336.9
Retirement benefit accruals/prepaid pension costs	(400.0)	(312.0)
Other	(86.3)	(71.6)
Net cash provided by operating activities	973.2	1,216.6

Cash Flows from Investing Activities
Collections of financing receivables	9,274.9	8,076.5
Proceeds from sales of financing receivables	108.0	55.2
Proceeds from maturities and sales of marketable securities	3,006.0	1,065.0
Proceeds from sales of equipment on operating leases	310.9	399.1
Proceeds from sales of businesses, net of cash sold	440.1	50.0
Cost of financing receivables acquired	(10,451.0)	(10,488.8)
Purchases of marketable securities	(2,565.6)	(3,276.3)
Purchases of property and equipment	(766.0)	(512.6)
Cost of operating leases acquired	(417.4)	(342.0)
Acquisitions of businesses, net of cash acquired	(55.7)	(169.7)
Other	(33.1)	(29.6)
Net cash used for investing activities	(1,148.9)	(5,173.2)

Cash Flows from Financing Activities
Increase in short-term borrowings	1,208.7	1,814.3
Proceeds from long-term borrowings	3,140.2	3,805.4
Principal payments on long-term borrowings	(3,520.6)	(1,509.7)
Proceeds from issuance of common stock	327.6	153.6
Repurchases of common stock	(1,299.3)	(918.9)
Dividends paid	(348.4)	(289.7)
Excess tax benefits from share-based compensation	85.6
Other	(10.6)	(1.9)
Net cash provided by (used for) financing activities	(416.8)	3,053.1

Effect of Exchange Rate Changes on Cash	21.8	(19.4)

Net Decrease in Cash and Cash Equivalents	(570.7)	(922.9)
Cash and Cash Equivalents at Beginning of Year	2,258.2	3,181.1
Cash and Cash Equivalents at End of Year	$1,687.5	$2,258.2

See Notes to Interim Financial Statements.

Notes to Financial Statements

(1)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended October 31		Twelve Months Ended October 31
	2006	2005	2006	2005

Dividends declared	$.39	$.31	$1.56	$1.21
Dividends paid	$.39	$.31	$1.48	$1.18

(2)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)	Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended October 31		Twelve Months Ended October 31
	2006	2005	2006	2005

Net income	$277.3	$232.8	$1,693.8	$1,446.8

Other comprehensive income (loss), net of tax:

Minimum pension liability adjustment	21.3	(51.7)	21.3	(51.7)

Cumulative translation adjustment	18.7	44.8	79.7	61.5

Unrealized gain (loss) on derivatives	(4.1)	3.7	.6	12.6

Unrealized loss on investments	(3.1)	(5.1)	(.9)	(6.1)

Comprehensive income	$310.1	$224.5	$1,794.5	$1,463.1

(4)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries except for the health care operations, which are reported on a discontinued basis in the Statements of Consolidated Income and the Condensed Consolidated Balance Sheet. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis except for the health care operations, which are reported on a discontinued basis. The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit operations with the health care operations reported on a discontinued basis. In February 2006, the Company sold its health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended October 31, 2006 and 2005
(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005
Net Sales and Revenues
Net sales	$4,486.3	$4,485.6
Finance and interest income	27.5	26.8	$540.5	$440.6
Other income	104.9	96.3	49.4	16.7
Total	4,618.7	4,608.7	589.9	457.3

Costs and Expenses
Cost of sales	3,524.2	3,599.9
Research and development expenses	201.1	192.3
Selling, administrative and general expenses	508.4	478.5	111.3	82.0
Interest expense	42.1	51.1	247.6	177.8
Interest compensation to Financial Services	59.7	56.4
Other operating expenses	45.0	40.5	101.7	71.4
Total	4,380.5	4,418.7	460.6	331.2

Income of Consolidated Group
Before Income Taxes	238.2	190.0	129.3	126.1
Provision for income taxes	65.5	48.2	42.5	46.3
Income of Consolidated Group	172.7	141.8	86.8	79.8

Equity in Income (Loss) of Unconsolidated
Subsidiaries and Affiliates
Credit	88.0	81.4	.1	.2
Other	16.0	(2.5)
Total	104.0	78.9	.1	.2

Income from Continuing Operations	276.7	220.7	86.9	80.0
Income from Discontinued Operations	.6	12.1	.6	12.1
Net Income	$277.3	$232.8	$87.5	$92.1

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF INCOME
For the Years Ended October 31, 2006 and 2005
(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005
Net Sales and Revenues
Net sales	$19,884.0	$19,401.4
Finance and interest income	92.2	118.8	$1,980.3	$1,601.5
Other income	383.9	308.1	163.6	86.1
Total	20,360.1	19,828.3	2,143.9	1,687.6

Costs and Expenses
Cost of sales	15,362.0	15,179.3
Research and development expenses	725.8	677.3
Selling, administrative and general expenses	1,942.1	1,766.8	384.3	322.3
Interest expense	193.4	211.3	876.1	607.3
Interest compensation to Financial Services	243.7	223.1
Other operating expenses	239.9	146.4	362.9	275.6
Total	18,706.9	18,204.2	1,623.3	1,205.2

Income of Consolidated Group
Before Income Taxes	1,653.2	1,624.1	520.6	482.4
Provision for income taxes	564.4	527.7	177.3	170.8
Income of Consolidated Group	1,088.8	1,096.4	343.3	311.6

Equity in Income of Unconsolidated
Subsidiaries and Affiliates
Credit	342.8	317.4	.4	.6
Other	21.6	.2
Total	364.4	317.6	.4	.6

Income from Continuing Operations	1,453.2	1,414.0	343.7	312.2
Income from Discontinued Operations	240.6	32.8	240.6	32.8
Net Income	$1,693.8	$1,446.8	$584.3	$345.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET
As of October 31, 2006 and 2005
(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005
Assets
Cash and cash equivalents	$1,476.7	$1,943.9	$210.8	$314.2
Cash equivalents deposited with unconsolidated subsidiaries		179.7
Cash and cash equivalents	1,476.7	2,123.6	210.8	314.2
Marketable securities	1,709.0	2,158.7	107.7	10.4
Receivables from unconsolidated subsidiaries and affiliates	494.2	324.4	.1	.3
Trade accounts and notes receivable – net	986.7	873.7	2,485.6	2,621.6
Financing receivables – net	5.3	5.6	13,998.7	12,863.8
Restricted financing receivables - net			2,370.8	1,457.9
Other receivables	317.9	401.2	130.4	121.8
Equipment on operating leases – net			1,493.9	1,335.6
Inventories	1,957.3	2,134.9
Property and equipment –net	2,414.0	2,277.3	349.6	66.1
Investments in unconsolidated subsidiaries and affiliates	2,665.3	2,318.8	4.6	4.3
Goodwill	1,110.0	1,088.5
Other intangible assets – net	56.4	18.3
Prepaid pension costs	2,630.3	2,638.5	12.1	24.2
Other assets	200.5	173.5	265.1	246.2
Deferred income taxes	681.5	729.7	10.6	11.1
Deferred charges	105.6	102.2	33.2	32.5
Assets of discontinued operations		159.6		351.3
Total Assets	$16,810.7	$17,528.5	$21,473.2	$19,461.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$282.5	$677.4	$7,838.6	$6,206.4
Payables to unconsolidated subsidiaries and affiliates	31.0	141.1	472.2	485.7
Accounts payable and accrued expenses	4,115.2	4,044.7	803.1	654.6
Accrued taxes	137.9	188.2	14.6	26.1
Deferred income taxes	16.8	11.8	158.0	163.6
Long-term borrowings	1,969.5	2,423.4	9,614.5	9,315.4
Retirement benefit accruals and other liabilities	2,766.6	3,190.4	26.3	41.9
Liabilities of discontinued operations				191.7
Total liabilities	9,319.5	10,677.0	18,927.3	17,085.4
Stockholders’ equity	7,491.2	6,851.5	2,545.9	2,375.9
Total Liabilities and Stockholders’ Equity	$16,810.7	$17,528.5	$21,473.2	$19,461.3

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended October 31, 2006 and 2005

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2006	2005	2006	2005
Cash Flows from Operating Activities
Net income	$1,693.8	$1,446.8	$584.3	$345.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	14.6	13.2	51.4	12.9
Provision for depreciation and amortization	406.8	377.4	323.2	297.9
Gain on the sale of a business	(356.0)		(356.0)
Undistributed earnings of unconsolidated subsidiaries and affiliates	(273.7)	(181.8)	(.3)	(.6)
Provision (credit) for deferred income taxes	19.1	(40.2)	(3.4)	(9.1)
Changes in assets and liabilities:
Receivables	(108.4)	16.7	(20.6)	(4.3)
Inventories	211.8	(68.5)
Accounts payable and accrued expenses	83.8	295.6	128.7	78.5
Retirement benefit accruals/prepaid pension costs	(395.1)	(313.7)	(4.9)	1.7
Other	14.6	115.9	89.8	(136.6)
Net cash provided by operating activities	1,311.3	1,661.4	792.2	585.4

Cash Flows from Investing Activities
Collections of receivables			29,067.2	27,407.3
Proceeds from sales of financing receivables			139.6	132.7
Proceeds from maturities and sales of marketable securities	2,901.6	1,016.0	104.4	48.9
Proceeds from sales of equipment on operating leases		5.6	310.9	393.5
Proceeds from sales of businesses, net of cash sold	440.1	50.0
Cost of receivables acquired			(30,907.0)	(30,415.2)
Purchases of marketable securities	(2,447.3)	(3,175.4)	(118.3)	(100.9)
Purchases of property and equipment	(493.1)	(466.9)	(272.9)	(45.7)
Cost of operating leases acquired			(808.9)	(687.4)
Acquisitions of businesses, net of cash acquired	(55.7)	(169.7)
Other	32.4	(10.5)	(106.3)	(42.9)
Net cash provided by (used for) investing activities	378.0	(2,750.9)	(2,591.3)	(3,309.7)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(140.6)	96.7	1,349.3	1,717.7
Change in intercompany receivables/payables	(184.4)	1,132.7	4.7	(1,177.4)
Proceeds from long-term borrowings			3,140.2	3,805.4
Payments of long-term borrowings	(782.7)	(76.6)	(2,737.8)	(1,433.0)
Proceeds from issuance of common stock	327.6	153.6
Repurchases of common stock	(1,299.3)	(918.9)
Dividends paid	(348.4)	(289.7)	(106.7)	(166.7)
Excess tax benefits from share-based compensation	85.6
Other	(10.6)	(2.0)	40.8	23.7
Net cash provided by (used for) financing activities	(2,352.8)	95.8	1,690.5	2,769.7

Effect of Exchange Rate Changes on Cash	16.6	(22.2)	5.2	2.8

Net Increase (Decrease) in Cash and Cash Equivalents	(646.9)	(1,015.9)	(103.4)	48.2
Cash and Cash Equivalents at Beginning of Year	2,123.6	3,139.5	314.2	266.0
Cash and Cash Equivalents at End of Year	$1,476.7	$2,123.6	$210.8	$314.2

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.